FOR IMMEDIATE RELEASE

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480-275-7572

Trutankless, Inc. Provides Business Update

Company enters into 2020 with a strong customer base and resilient demand

(PHOENIX) April 24, 2020 - PHOENIX, /PRNewswire/ -- Trutankless, Inc. (OTCQB: TKLS) manufactures an award-winning line of WiFi enabled electric tankless water heaters which are an attractive option for American households to upgrade from traditional inefficient tank water heaters. The Company has reported significant sales growth over the last several years. Today, Trutankless, Inc. is providing a corporate update to the Company's partners, shareholders, and other stakeholders as the company realized several positive outcomes among various initiatives, such as:

•Received a record $759,372 in purchase orders in the first quarter (unaudited).

•Converted and reduced a credit facility from a shareholder to a long-term note, which allows for a more traditional financing.

•Management signed with an investment banking firm to assist in funding a $3,000,000 convertible note offering to provide further capitalization for growth which is now underway.

•During 2019, Trutankless expanded sales efforts and launched into the southeast Florida market which has garnered a tremendous response from plumbers and the trade.

•Home Depot engaged management to offer Trutankless products through The Home Depot Pro, which is geared strictly towards trade professionals and licensed contractors, and we expect the first purchase orders in Q3.

•In response to current market conditions the company’s sales force has quickly shifted its sales and marketing efforts to remote training sessions and will continue to migrate to online tools to onboard service professionals.

“We think the implementation of technology with our existing sales efforts will improve the effectiveness and increase the productivity of our sales team over the long term.” stated Michael Stebbins, President and CEO, of Trutankless, Inc. “We believe home maintenance services and suppliers will continue to be essential as will their vendors.”

In early February, due to the Coronavirus outbreak, supply-chain delays among manufacturing companies and their vendors in Asia ultimately slowed production schedules for many global brands. Delivery of Trutankless products during the quarter ending March 31st was impacted as well. We experienced delays due to global shipping slowdowns and product shipments have resumed, but continue to be impacted. Management is currently in the process of adding second source suppliers and have continued in the effort to work with North American companies, which we believe to be better suited to mitigate future global risks and supply chain disruptions.

The Company had a backlog at the end of the first quarter based on the record orders it received. Accordingly, our team has been working with our partners in the wholesale plumbing channel to ensure the best outcome by actively forecasting, sharing information, and helping to meet demand where it is needed most.

This release will be filed today by the Company with the Securities and Exchange Commission as an exhibit to Form 8-K.

About Trutankless, Inc.:

Trutankless, Inc. (OTCQB: TKLS) is a technology-driven developer of accessible, next-generation home automation and efficiency systems. The Company's primary products are a line of electric tankless water heaters that surpasses traditional tank water heaters in energy efficiency, output, dependability and environmental sustainability. The Company sells its products to plumbing wholesale distributors and dealers throughout the United States. Trutankless, Inc. was founded in 2008 and is headquartered in Scottsdale, Arizona.

Please visit www.trutankless.com or call 855-TO-BUY-TRU.

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Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the release by Trutankless of its line of electric tankless water heaters or added key strategic sales and distribution partners are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, risks of the key strategic sales and distribution partners ability to sell our product, and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results.

SOURCE Trutankless, Inc.

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